Exhibit 2

                      ASSET SALE AGREEMENT




                         By and Between

            R&W Pizza Huts of North  Carolina, Inc.,
          Clyde E. Keller and Eldon D. Amandus, Sellers

                              with
       R&W Pizza Huts of North Carolina Building Partners

                               and

                 NPC International, Inc., Buyer




                     Dated October 30, 1996
                        TABLE OF CONTENTS

                                                       Page

1.   Transfer of Business.
     1
     1.1. Conveyance.                                       1
     1.2  Excluded Equipment                                2
     1.3  Real Property                                     2
     1.4  Licenses                                          3
     1.5  Restaurant Inventories and Change Funds
          3
     1.6  Purchase Price and Other Payments
          4
     1.7  Antitrust Law Compliance                          4
     1.8  Closing Documents                                 4
     1.9  Non-Assumption                                    5
     1.10 Non-Competition                                   5

2.   Representations and Warranties of Sellers
     2.1  Title to Assets
          5
     2.2  Adequacy of Assets                                5
     2.3  Leases and Contracts
          5
     2.4  Corporate Power and Authority
     2.5  Insurance                                         6
     2.6  Taxes                                             6
     2.7  Environmental Matters                             6
     2.8  Consent of Pizza Hut, Inc.
          6
     2.9  Financial Information of Sellers
          7
     2.10 No Material Changes                               7

3.   Warranties of Buyer                                    7

4.   Pre-Closing Covenants                                  7
     4.1  Operation Until Closing                           7
     4.2  Access to Restaurants
          7
     4.3  Obligations Under Franchise Agreement
          8

5.   Sellers' Employees                                     8

6.   Conditions to Closing
     8

7.   Closing Matters                                        8
     7.1  Time of Closing                                   8
     7.2  Post-Closing Adjustments                          9
     7.3  Post-Closing Indemnification
          9
     7.4  Additional Documents                              9
     7.5  Buyer Evaluation                                  9
     7.6  Information Statement                             9
     7.7  Recording and Taxes                               9
     7.8  Sellers Failure to Close                          9

8.   Miscellaneous                                          10
     8.1  Notices                                           10
     8.2  Brokerage and Finder's Fees
          10
     8.3  Termination of Agreement                          10
     8.4  Modification and Waiver                           10
     8.5  Assignment; Binding Effect
          10
     8.6  Severability                                      10
     8.7  Entire Agreement                                  10
     8.8  Confidential Information                          11
     8.9  Governing Law                                     11
     8.10 Bulk Sales Waiver                                 11
     8.11 Expenses                                          11
     8.12 Construction                                      11
     8.13 Break-Up Fee                                      11
     8.14 Time is of the Essence                            12
     DATE:               October 30, 1996

PARTIES:   "Sellers"  R&W  Pizza Huts  of  North  Carolina,  Inc.
("R&W")
                    Clyde E. Keller, Stockholder
                    Eldon D. Amandus, Stockholder
                    P. O. Drawer 41007
                    1305 Hope Mills Road
                    Fayetteville, North Carolina  28309

          "Buyer"   NPC International, Inc.
                    720 West 20th Street

                    Pittsburg, Kansas  66762

          "R&W
           Partners"     R&W Pizza Huts of North Carolina
                    Building Partnership, a North Carolina
                      general partnership
                    P. O. Drawer 41007
                    1305 Hope Mills Road
                    Fayetteville, North Carolina  28309


RECITALS: Sellers lease certain real property and own or lease certain personal property used in the operation and support of 31 Pizza Hut restaurants. Sellers are willing to sell the assets and assign the leases and certain franchise agreements relating to those restaurants to Buyer as provided in this Asset Sale Agreement (this "Agreement"). Buyer has inspected each of the operating restaurants, and desires to acquire them on the terms and conditions set forth in this Agreement. R&W Partners, an affiliate of Sellers, is willing to lease the restaurant real estate to Buyer as provided herein.

AGREEMENT: In consideration of the mutual promises set forth in this Agreement, Sellers, Buyer and R&W Partners (as its interest appears) agree as follows:

      1. Transfer of Business. Subject to the terms and conditions of this Agreement, the following will take place:

          1.1. Conveyance. The Sellers will each convey to Buyer all of the respective interest of each in the following types of personal property (the "Assets") relating to the Pizza Hut restaurant business being conducted at the restaurants listed on
Schedule 1.1 (the "Restaurants"):

                 (a) All furniture, fixtures, and equipment located in the Restaurants or used in connection therewith, except as provided in Section 1.2, below;

                (b) Any third party prepaid rents, all utility deposits and all miscellaneous deposits relating to the Assumed
Contracts (as defined in Section 1.1(g) herein);

                (c) All uniforms, menus, dishes, glassware, utensils, and other smallwares used in the Restaurants;

                (d) All useable inventories of food ingredients, supplies, paper products, and other consumables used in the Restaurants, as well as a change fund for each of the Restaurants in an amount and in denominations adequate to do business at the Restaurant on the "Closing Date" (as defined in Section 7.1, below);

               (e) All liquor and other licenses relating to the Restaurants, to the extent those licenses are transferable;

                 (f) The franchise rights and obligations contained in that certain 1990 Pizza Hut, Inc. Franchise Agreement, dated February 27, 1990, attached as Exhibit "A" (the "Franchise Agreement") covering the Restaurants. A copy of the Franchise Agreement has been previously provided to Buyer; and

                (g)   To the extent such rights are transferable,
Sellers'   rights  under  any  service  or  other  contracts   or
agreements specifically assumed by Buyer ("Assumed Contracts") as set out in Schedule 1.1(g).

          1.2 Excluded Equipment. The Assets do not include the equipment listed in Schedule 1.2, which is leased by Sellers (the "Leased Equipment"). To the extent the leases are assignable, Sellers will assign to Buyer, and Buyer will assume, certain of the leases (the "Assumed Leases") on the Leased Equipment, as set out on Schedule 1.2.

          1.3  Real Property.

                (a) Owned Real Properties. Sellers own no real property associated with the business of R&W. R&W Partners owns 21 parcels and leases one parcel of real estate on which R&W has constructed certain improvements as listed in Schedule 1.3(a) (the "R&W Partners Real Properties"), which R&W Partners will lease or assign, as appropriate, to Buyer. Each lease will have a 10-year term with three options to renew for successive five-year terms, a right of first refusal to Buyer to acquire the premises and an option to purchase as set forth in the lease. Base rent, inclusive of any ground rents, for the term will equal 6% of "gross sales" (as defined in the Franchise Agreements) for the last twelve (12) full calendar months preceding the Closing Date ("Base Rent"). Annual rent shall be the greater of Base Rent or six percent (6%) of Gross Sales for each succeeding calendar year. Not later than sixty (60) days following the end of each calendar year Buyer will pay any additional rentals due under each lease.

                (b) Leased Real Properties. Sellers lease from unrelated third parties (not including R&W and R&W Partners) nine parcels of real estate with improvements as listed and described in Schedule 1.3(b) (the "Third Party Leased Real Properties"). Sellers will use reasonable, good-faith efforts to obtain:

                     (i)  from each landlord from whom consent to
an assignment to Buyer is required, a consent to that assignment;
and

                      (ii)   from   each  landlord  an   estoppel
certificate  showing  substantially  the  information  shown   on
Schedule 1.3(b).

Buyers shall pay no part of any consideration paid to obtain either a consent or estoppel certificate. If any required consent to an assignment cannot be obtained, Sellers may, at their option, either sublease the affected property to Buyer or assign the lease without consent; in either event, Sellers will indemnify Buyer (using a mutually-agreeable form of indemnity) against claims by the respective landlord arising out of the sublease/assignment without consent.

           1.4 Licenses. Buyer understands it needs various licenses and permits (including alcoholic beverage licenses) as set out in Schedule 1.4 to conduct the business following
Closing, and that some or all of the licenses may be nontransferable. Except as provided below, Sellers will remove all nontransferable licenses from the Restaurants on the Closing Date.

           If Buyer requests the temporary use of any of the nontransferable licenses until Buyer obtains its own licenses, Seller will allow that use, but only if each of the following conditions is (in Sellers' opinion) satisfied:

                (a) Buyer demonstrates to Sellers' continuing satisfaction that Buyer is diligently and in good faith trying to obtain the appropriate licenses for each Restaurant;

                (b) The use of Sellers' licenses by Buyer on an interim basis is legally permissible and poses no unreasonable liability or risk to Sellers that Sellers (in their sole discretion) consider unacceptable; and

                (c) Buyer agrees in writing, in form acceptable to Sellers;

                    (i)  to indemnify Sellers against all claims,
losses,   liability   (including  fines),   expenses   (including
reasonable attorneys' fees), or damages that Sellers suffer as a result of Buyer's use of the licenses;

                     (ii)  in  exchange  for Sellers'  management
services in connection with Buyer's use of Sellers' licenses to pay a fee of $10.00 per license per month beginning 90 days after the Closing Date, and continuing for each month or portion of a month that Buyer uses any of Sellers' licenses; and
                     (iii)     to reimburse Sellers promptly  for
any out-of-pocket expenses incurred in connection with this Section.

           1.5  Restaurant Inventories and Change Funds.  On  the
night prior to the Closing Date, Sellers' and Buyer's representatives will take an inventory of the usable food ingredients in each Restaurant, and count each Restaurant's change fund. Buyer will reimburse Sellers for Sellers' actual costs of the inventories and change funds, net of any offsets, as provided in Section 7.2.

            1.6    Purchase   Price  and  Other   Payments.    As
consideration for this Agreement, Buyer will pay Sellers the following amounts at the times noted:

                (a) For the sale and transfer of the operations of the Restaurants (the "Business") and for the Assets (except that portion of the Assets for which Buyer must separately reimburse Sellers, as contemplated in Section 1.6(b)) and Sellers other agreements herein, Buyer will pay Sellers the sum of $27,500,000.00 (the "Purchase Price") at Closing, the allocation of which shall be as agreed by the parties and set out on
Schedule 1.6(b). Each party will include such allocation on a timely filing of Internal Revenue Form 8594. The Purchase Price includes an amount to compensate Sellers for relinquishing their existing franchise and leasehold rights, but does not include any ongoing fees or obligations under the Franchise Agreements; and

               (b) Reimbursement for inventory and change funds, for third party rents and prepaid expenses under the Assumed Contracts, and for any other items payment for which is required by Sections 1.5 or 7, at the times called for by Section 7.2.

           1.7 Antitrust Law Compliance. Sellers and Buyer shall prepare and file with the United States Department of Justice (the "Department") and the Federal Trade Commission (the "FTC") the notification and report form with respect to the transactions contemplated by this Agreement as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Sellers and Buyer shall each cooperate with the other in preparation of such filings and shall promptly comply with any reasonable request by the Department or the FTC for supplemental information and shall use their best efforts to obtain early termination of the waiting period under the HSR Act.

           1.8   Closing Documents.  At the Closing of the  sale,
Sellers and Buyer will exchange the following fully-executed documents:

                    (a)     Assignment(s)   of   the    Franchise
                    Agreements  with consent of Pizza  Hut,  Inc.
                    attached thereto;

                    (b)   Assignments of leases for each  of  the
                    Third Party Leased Real Properties, in the form of Exhibit "B", accompanied by any required consents and estoppel certificates (or indemnities) as contemplated by Section 1.3(b);
                    (c) a Bill of Sale for the Assets, in the form attached as Exhibit "C";

                    (d)   Assignments of all Assumed  Leases  and
                    Assumed Contracts;

                    (e)  leases for each of the R&W Partners Real
                    Properties, in the form of Exhibit "D";

                    (f)   the Non-Competition Agreement, executed
                    by  Seller in favor of Purchaser, in the form
                    of   Exhibit   "E"  attached  hereto   ("Non-
                    Competition Agreement"); and

                    (g) a Tax Clearance Certificate from the North Carolina Department of Revenue stating that all franchise and income tax returns due, and taxes shown due thereon, have been paid and that there are no outstanding final assessments on, R&W; and

                    (h) any other documents reasonably requested by any party.

            1.9 Non-Assumption. Buyer is assuming only liabilities that relate to operation of the Restaurants on and after the Closing Date. Except as specifically contemplated by this Agreement, Buyer is not assuming any liabilities or obligations that arise from operation of the Restaurants before the Closing Date. Sellers will timely perform all obligations relating to the Restaurants that arise out of operations of the Restaurants before the Closing Date.

           1.10 Non-Competition. Sellers agree to enter into the Non-Competition Agreement in the form of Exhibit "E" attached hereto.

          2. Representations and Warranties of Sellers. As of the date of this Agreement and as of the Closing, Sellers, jointly and severally, represent and warrant as follows:

           2.1   Title  to  Assets.   The  Seller  has  good  and
marketable  title  to all of the Assets, free and  clear  of  any liens and encumbrances, except for liens for current taxes not yet due and payable. This warranty does not constitute a warranty by Sellers of the title of Sellers' lessors of any leased real property.

           2.2 Adequacy of Assets. The Assets and the leased equipment constitute all of the items of personal property currently in use and necessary to operate the Restaurants as PIZZA HUTr restaurants. This warranty does not constitute a warranty of the condition of the Assets, which are sold "AS IS", but which are in good working condition.

           2.3 Leases and Contracts. Each of the leases for the Third Party Leased Real Properties, the R&W Partners Real Properties, and each of the Assumed Leases and Assumed Contracts are in full force and effect, and no Seller has been given notice of default under any of them. The applicable Seller has the right to assign each of the leases for the Third Party Leased Real Properties, the Assumed Leases and the Assumed Contracts to Buyer, providing Buyer with the right to occupy the premises, to use the leased equipment and receive performance on the same terms and conditions as Sellers, all subject to required consents. This warranty does not constitute a warranty as to the adequacy of any lessor's title to any of these items.

           2.4 Corporate Power and Authority. R&W Pizza Huts of North Carolina, Inc. is a corporation duly organized and in good standing under the laws of North Carolina and has full corporate power and authority to enter into and perform this Agreement.

          2.5 Insurance. Sellers carry adequate insurance (both in form and amount) with respect to their properties, assets, and business. That insurance is in effect and will be kept in effect through the Closing.

           2.6 Taxes. Sellers have filed all requisite federal, state, and local tax returns and paid all taxes required thereby, to the extent they have become due and payable, other than those presently payable without penalty or interest, and except any that are being contested in good faith by appropriate proceedings, for which Sellers will indemnify Buyer.

           2.7 Environmental Matters. To the best of Sellers' knowledge:

                (a) The Restaurants contain no asbestos in friable form;

                (b) No underground petroleum or chemical storage tanks or underground storage facilities are located under or adjacent to the Restaurants;

                (c) No contaminant, industrial waste, pollutant1, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the Restaurants by Sellers in conducting their business, or discharged at any time by Sellers directly or indirectly into the environment in violation of any law or governmental regulation applicable to Sellers, or into any sanitary sewer connection or treatment system except in conformity with requirements of all applicable laws, regulations, and valid permits as the result of any activities of the Sellers, nor has any such act or occurrence taken place under the ownership of a prior owner which has not been cured.

               (d) With respect to the Restaurants, Sellers have not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation, or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable law or government regulation, nor have they been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operation of the Sellers.

           2.8 Consent of Pizza Hut, Inc. Sellers will use best efforts to obtain for delivery at Closing the consent of Pizza
Hut, Inc. to the transfer of the Franchise Agreements to Buyer.

           2.9 Financial Information of Sellers. Sellers have delivered to Buyer, before Buyer's execution of this Agreement, certain financial information relating to the Restaurants, including copies of Sellers' income and profit and loss statements ("Financial Information") and certain other information, which Sellers represent and warrant to fairly present Sellers' financial condition and results of operations for the periods presented in accordance with generally accepted accounting principles. Sellers acknowledge that Buyer's decision to close the transactions which are the subject of this Agreement and to purchase the Assets and Business for the consideration set forth in this Agreement was made principally based on inspection of such information and Buyer's reliance on the accuracy thereof.

           2.10 No Material Changes. Since December 27, 1995 there has not been any material adverse change in the Assets, financial condition, operations, business environment contracts and leases to be assumed by Buyer, income or Business of R&W or event which would make the financial information described in
Section 4.1 misleading. Without limiting the generality of the foregoing, since December 27, 1995, the Sellers have not engaged in any practice, taken any material action, or entered into any material transaction outside the ordinary course of business, there has been no damage, destruction, or loss to the Business or Assets of R&W materially and adversely affecting the Business or the prospects of R&W nor has R&W received any notice or become aware of any employee or labor dispute or any governmental notice or citation which in any event may have a material adverse effect on the financial condition or results of operations of R&W.

      3. Warranties of Buyer. Buyer warrants to Sellers that, as of the date of this Agreement and as of Closing, Buyer is duly organized and in good standing under the laws of the State of Kansas and has full power and authority to enter into and perform this Agreement.

     4.   Pre-Closing Covenants.  Sellers covenant as follows:

           4.1 Operation Until Closing. Sellers have operated, and through the Closing Date Sellers will operate, the Restaurants in the ordinary course of business. Sellers have maintained, and will maintain, all of the Assets in substantially the same condition (ordinary wear and tear excepted) as on December 27, 1995. The damage or destruction of any Restaurant before Closing will not affect Buyer's or Sellers' obligation to close; at Buyer's option, Sellers shall proceed to repair the damage or credit to Buyer at Closing an amount equal to the sum of the reasonable cost (as agreed by Buyer and Sellers) of repairing or restoring the damaged or destroyed Restaurant to substantially the same condition as immediately before the damage or destruction.

           4.2 Access to Restaurants. Buyer may inspect each Restaurant (under the conditions set forth below) to assess the condition of the Business and the Assets. As to each inspection, Buyer must schedule the inspection with Sellers, Buyer must be accompanied by a representative of Sellers, and Buyer must conduct the inspection in a manner that minimizes disruption to any Restaurant's operations. The buildings, premises, Assets and leasehold rights to be transferred are conveyed "AS IS", in their current condition, except as otherwise agreed herein.

           4.3 Obligations Under Franchise Agreement. Sellers are now current in payment and performance, and at Closing will be current in payment and performance, under all other franchise agreements it has with Pizza Hut, Inc., and on all indebtedness to and accounts with Pizza Hut, Inc., PepsiCo Food Service and all local Pizza Hut advertising cooperatives. Buyer is not in material default under any Franchise Agreement, nor do there exist conditions that, with the giving of notice, the passage of time, or both, will ripen into defaults.

       5. Sellers' Employees. Sellers will terminate the employment of its employees at the close of business on the day prior to the Closing Date. The terminated employees may become employees of Buyer on the Closing Date (the "Hired Employees"). All claims of the employees arising out of their employment with Sellers before the Closing Date will be the sole liability of Sellers, and Sellers will indemnify Buyer from all claims of that nature. Sellers will directly pay all terminated employees, including any of the Hired Employees, for earned and unused vacation, in accordance with Sellers' normal policies.

     6.   Conditions to Closing.

                (a) Sellers' obligations under this Agreement are conditioned upon the following: (i) Sellers' receipt of the Purchase Price and any other amounts then due under this Agreement and (ii) Sellers' receipt of a certified copy of an action of Buyer's Board of Directors approving the purchase of the Business and Assets under this Agreement.

                (b) Buyer's obligations under this Agreement are conditioned upon the receipt of a certificate of the officers of Sellers certifying the truth of each of Sellers' warranties and upon Buyer's receipt of a certified copy of resolutions of the Shareholders and the Board of Directors of Seller R&W approving the sale of the Business and Assets.

               (c)  All parties' obligations under this Agreement
are conditioned on the execution and delivery of all documents required by this Agreement and on expiration or earlier termination of the waiting period (including any extensions) under the HSR Act.

     7.   Closing Matters.

           7.1 Time of Closing. Unless otherwise agreed, the consummation of the transactions contemplated by this Agreement will occur at the "Closing", which will be held at the offices of Sellers, at 10:00 a.m. (local time) as soon as possible after October 15, 1996, but no later than November 15, 1996 unless extended at Buyer's sole option (the date the Closing actually occurs is referred to in this Agreement as the "Closing Date"). At the close of business on the day prior to the Closing Date, Sellers' representatives, accompanied by Buyer's representatives, will take inventory, utilizing an Inventory Form in the form of Exhibit "F" of the food ingredients, supplies, paper products, and other consumables in each Restaurant. Transfer of title to the Assets will take place as of 11:59 p.m. on the day prior to the Closing Date. Sellers will cooperate with Buyer to see that the transfer of the Assets and the transfer of utility services effective as of the Closing Date, proceeds smoothly.

          7.2 Post-Closing Adjustments. From time to time after the Closing Date, Buyer or Sellers may prepare and submit to the other party one or more post-closing statements concerning obligations that become due under this Agreement that were not paid at Closing, offsetting any amounts owed by the other party. The net amount owed will be paid within 10 days after receipt of the post-closing statement. Any amount not paid within 10 days after receipt of a post-closing statement will bear interest at the rate of 18% per annum, or the maximum legal rate. Without limiting the generality of this provision, the following is a list of some of the types of items that may be reimbursed through use of post-closing statements: rent or other amounts due under Third Party Leased Real Properties; Assumed Leases or Assumed Contracts, utilities; inventories and change funds; and real or personal property taxes due under third party leases.

            7.3 Post-Closing Indemnification. Buyer will indemnify Sellers, their affiliates, subsidiaries, employees, officers, directors, and agents against any loss, cost, damage, or other expense (including attorneys' fees) that arises from operation of the Restaurants or related properties after Closing. Sellers (jointly and severally) will indemnify Buyer, its affiliates, subsidiaries, employees, officers, directors, and agents against any loss, cost, damage, or other expense (including attorneys' fees) that arises from operation of the Restaurants or related properties on or before the Closing.

          7.4 Additional Documents. Following the Closing, each of the parties covenants to provide such additional documents or instruments as the other party may reasonably request for the purpose of carrying out this Agreement. Sellers will use their best efforts to have the present officers, directors, and employees of R&W cooperate after the Closing in furnishing information, evidence, testimony, and other assistance concerning matters that occurred prior to the Closing.

           7.5 Buyer Evaluation. Buyer acknowledges that except as set forth in Section 2.9, Sellers (and their agents and employees) have made no statements or warranties to Buyer as an inducement for Buyer's decision to purchase, except as contained in this Agreement, and Buyer's decision to purchase was made independently by Buyer with the aid of professional counselors, including legal, accounting, and financial advisors.

           7.6  Information Statement.  Buyer will cooperate with
Sellers in the timely filing of any information statement required by regulations issued pursuant to Section 1060(b) of the Internal Revenue Code of 1986, as amended.

           7.7   Recording  and Taxes.  Promptly  after  Closing,
Sellers will pay all sale or transfer taxes and fees, if any, arising out of the sale of the Assets. At Buyer's discretion, Buyer may record any assignments and subleases.

           7.8 Sellers Failure to Close. Should Sellers fail or refuse to close or delay the Closing for any reason other than good cause beyond the reasonable control of Seller, the Purchase Price shall be reduced by $15,000.00, representing the net daily cash flow of the Restaurants, for each day after November 15, 1996, unless extended as provided in Section 7.1.

     8.   Miscellaneous.

           8.1 Notices. Notices may be given to each party at the respective addresses set forth on the first page of this Agreement.

           8.2 Brokerage and Finder's Fees. Neither Buyer, nor any stockholder, director, officer, partner, or employee of Buyer has incurred or will incur on behalf of Buyer, any brokerage, finder's or similar fee in connection with the transfers contemplated by this Agreement.

           8.3 Termination of Agreement. This Agreement will terminate and be of no further force and effect if the Closing has not been consummated by the close of business on November 15, 1996 if not extended by Buyer as provided herein ("Termination Date").

           8.4 Modification and Waiver. No modification or waiver of any of the provisions of this Agreement, and no consent by any of the parties to any departure from the provisions of this Agreement by the other party, will be effective unless the modification or waiver is in writing and signed by the party or parties to be bound. Each modification or waiver will be effective only for the period, on the conditions, and for the specific instances and purposes specified in the writing. No notice to or demand on any of the parties in any case will entitle it, them, or any of them to any other or further notice or demand in similar or other circumstances.

            8.5   Assignment;  Binding  Effect.   This  Agreement
extends to, inures to the benefit of, and is binding upon, the parties and all of their respective successors and permitted assigns. This Agreement is not, however, assignable or transferable, in whole or in part, by any of the parties except upon the express prior written consent of all of the other parties, and nothing contained in this Agreement is intended to confer upon any person, other than the parties and their respective heirs, successors, and permitted assigns, any rights, remedies, or obligations under, or by reason of, this Agreement. Any request by Buyer for Sellers' consent to the assignment of this Agreement will be subject to the conditions on assignment contained in the Franchise Agreement.

           8.6 Severability. If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, is invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or a result of future legislative action, that determination or action will be construed (whenever possible) so as not to affect the validity or enforceability hereof or thereof and will no affect the validity or affect any other portion hereof or thereof.

           8.7 Entire Agreement. This Agreement (including Exhibits "A" through "F" and the Schedules, which are incorporated into this Agreement by reference) contains the entire understanding of the parties with respect to the transactions contemplated by this Agreement and may be amended, modified, supplemented, or altered only by a writing duly executed by all of the parties. Any prior agreements or understandings relating to the same subject matter, whether oral or written, are entirely superseded by this Agreement.

           8.8 Confidential Information. This Agreement, the terms of the transactions contemplated by this Agreement, and any other information heretofore or hereafter disclosed or obtained in connection with this Agreement concerning the business, operations, affairs, or financial condition of any party hereto (collectively, the "confidential information"), will be kept confidential, except as otherwise required by law or legal process and except to the extent (i) the confidential information is or has been disclosed to any lender, to Pizza Hut, Inc., or to the respective attorneys, accountants, and financial advisors of any party hereto, (ii) the confidential information is or hereafter becomes lawfully obtainable from other sources,
(iii) this duty of confidentiality is waived in writing by the party to whom the confidential information relates, or (iv) the parties otherwise agree. These obligations of confidentiality will permanently survive termination or abandonment of this Agreement.

            8.9 Governing Law. This Agreement, and all instruments delivered in connection with this Agreement, unless otherwise expressly provided in those other instruments, shall in all respects be construed in accordance with and governed by the substantive laws of the State of North Carolina without regard to principles of conflicts of laws.

           8.10 Bulk Sales Waiver. Sellers and Buyer each waive compliance by the other with any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement.

           8.11 Expenses. Unless otherwise expressly provided in this Agreement, each of the parties will bear its own expenses incident to this Agreement and the transactions contemplated by this Agreement, including without limitation all fees and disbursements of counsel and accountants retained by the party, whether or not the transactions contemplated by this Agreement are consummated.
            8.12 Construction. The captions of the various articles and sections of this Agreement have been inserted for the purpose of convenience of reference only. The captions are not a part of this Agreement and will not be deemed in any manner to modify, explain, enlarge, or restrict any of the provisions of this Agreement.

           The word "include", in all its tenses and variations, is always used in a non-exclusive sense, as if followed by the phrase "without limitation".

           The auxiliary verb "will" is mandatory. The auxiliary verb "may" is permissive (and, by extension, is prohibitive when used negatively, as a denial of permission).

          8.13 Break-Up Fee. If, for cause other than the failure of Pizza Hut, Inc. to consent to the transfer of the Franchise Agreements to Buyer, within six (6) months after the date of the Termination Date either Sellers or R&W signs a letter of intent or other agreement relating to the acquisition of R&W or all or substantially all of its assets, or business, by a single purchaser, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial portions of R&W's assets in the ordinary course) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Sellers will pay, or cause R&W to pay, to the Buyer the sum of $2,700,000. This fee will serve as the exclusive remedy to the Buyer under Agreement in the event of a breach by the Sellers.

          8.14 Time is of the Essence. Time is of the essence in the performance of this Agreement.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date and year first above written.

SELLERS:                 R&W PIZZA HUTS OF NORTH CAROLINA, INC.


                         By:
                         Name:
                         Title:
                         CLYDE E. KELLER
                         ELDON D. AMANDUS


BUYER:                     NPC  INTERNATIONAL,  INC.,  a   Kansas
corporation
                         By:
                         Name:
                         Title:



R&W PARTNERS:            R& W PIZZA HUTS OF NORTH CAROLINA
                         BUILDING PARTNERS, a North Carolina
General
                         Partnership (only as its interests may
appear)
                         By:
                         Name:
                         Title:

_______________________________
1The term "pollutant" means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C. 1251, et seq., or the Clean Air Act, 42 U.S.C. 7401, et seq., or regulations promulgated thereunder. The term "toxic or hazardous waste" means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601, et seq., or regulations promulgated thereunder, or under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by any applicable state or local regulation or statute as a hazardous waste.